Exhibit 3.29

CERTIFICATE OF FORMATION

OF

GCER MANAGEMENT HOLDINGS, LLC

l.	The name of the limited liability company is GCER Management Holdings, LLC (the “Company”).

2.

The registered office of the Company in the State of Delaware is located at the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 26th day of October, 2010.

By:	/s/ Sarah E. McLean
Name:	Sarah E. McLean
Title:	Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:

GCER Management Holdings, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1.	The name of the limited liability company is

Talos Management Holdings LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 6th day of July, A.D. 2015.

By:	William S. Moss III
Authorized Person(s)

Name:	William S. Moss III
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